Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. to Acquire

156,834 Square Foot Shopping Center in Stockbridge, Georgia

•	Anticipated acquisition will expand Wheeler’s presence to two properties in Georgia

•	Property is 95.5% leased

•	Upon acquisition, Wheeler will own or have under contract 26 properties in 10 states.

Virginia Beach, VA – June 6, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that the Company has assumed the contract to acquire Freeway Junction for a purchase price of approximately $10.5 million, or $66.63 per leasable square foot. Wheeler intends to use a combination of cash and debt to pay for the property and will assume the contract from Wheeler Interests, LLC, an affiliated company.

Freeway Junction is a 156,834 square foot shopping center located in Stockbridge, Georgia, which is approximately 16 miles southeast of Atlanta. The shopping center is situated on Highway 138, which averages 47,360 vehicles per day and is in close proximity to Interstate 675, an auxiliary interstate highway off of I-75 that travels through the southeast part of the Atlanta metropolitan area.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “Freeway Junction will make an excellent addition to our property portfolio. The property is centrally located in a secondary market, a high occupancy rate with strong anchor tenants that create opportunities for cross-shopping by the center’s customers. We expect to acquire Freeway Junction at an attractive price per square foot and under favorable financing terms that, in turn, is expected to generate additional revenue for the Company and deliver a strong return on our investment.”

Freeway Junction – Stockbridge, Georgia

Built in 1987, Freeway Junction is a 156,834 square foot shopping center that was renovated in 2005. The center is 95.5% leased and is anchored by Northern Tool, Goodwill, Ollie’s and Farmer’s Furniture. The four anchor tenants represent over 70% of the center’s gross leasable area with the remaining occupied space leased to nationally and regionally known tenants that include Cato Fashion, Citi Trends, and Jackson-Hewitt. The center is adjacent to Kohl’s, Lowes, Wal-Mart and Kroger.

Wheeler Real Estate Investment Trust Inc. (NASDAQ:
WHLR) is expected to acquire Freeway Junction, a
shopping center located in Stockbridge, Georgia.

Wheeler Real Estate Investment Trust Inc. June 6, 2014	Page 2

Location / Demographic Information

Stockbridge is part of the Atlanta metropolitan area and has a population of 25,637. The city is located in Henry County, Georgia, which is the tenth fastest growing county in the nation.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding potential acquisition of Freeway Junction and the anticipated profitability of such potential acquisition are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Wheeler Real Estate Investment Trust Inc. June 6, 2014	Page 3

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088 / robin@whlr.us		(212) 836-9615 / tdowns@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com